CONTACT:
Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc.  (210) 479-8112
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA APPOINTS DR. BO JESPER HANSEN TO ITS BOARD OF DIRECTORS

SAN ANTONIO, Texas, August 17, 2010 – GenSpera, Inc. (OTC.BB: GNSZ) announced the appointment of Bo Jesper Hansen, MD, Ph.D. to its Board of Directors. Dr. Hansen replaces John M. Farah, Jr., Ph.D., a board member since 2008, who has resigned due to a change in his employer’s policy regarding outside directorships.

Dr. Hansen is currently Executive Chairman of Swedish Orphan Biovitrum (STO:SOBI), a Swedish specialty pharmaceutical company focusing on rare diseases with unmet medical needs. Dr. Hansen was previously President, CEO and Chairman of Swedish Orphan International, where he grew the company from a small Nordic-focused specialty pharma to an international organization, with over 60 products in thirteen countries across Europe. Swedish Orphan was acquired by Biovitrum in 2010 for approximately $500 million, creating a company with expertise in biological products in addition to specialty pharmaceuticals. Dr. Hansen also serves on the boards of CMC AB, MipSalus Aps, TopoTarget A/S (NASDAQ OMX: TOPO) and Zymenex A/S.

“In addition to Dr. Hansen’s demonstrated success in building a successful and profitable biopharmaceutical organization, his strong business development background and experience with mergers and acquisitions will be very valuable to GenSpera as we seek pharmaceutical partnerships  in the near future,” said Craig Dionne, Ph.D., GenSpera CEO and President.

Speaking about the resignation of Dr. Farah, Dr. Dionne went on to say, “We are very grateful for the contributions Dr. Farah made to the growth of our organization in the critical first years of the company. We wish him every success in his future endeavors.”

About GenSpera:

GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a potent, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells. GenSpera’s prodrug platform is the subject of seven issued patents with four additional patents pending.

In early 2010, GenSpera initiated a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University and the University of Wisconsin.  The Company anticipates completion of Phase I trials in Q2 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s second drug, G-115, will directly target prostate cancer.  The Company anticipates filing an application to commence Phase I trials of G-115 in Q3 2011.

GenSpera, Inc. owns and controls all rights to G-202 and G-115 and anticipates a strategic partnership to maximize the value of the drugs as they progress through future clinical trials.

GenSpera is also developing a cancer imaging platform, derived from thapsigargin, the active ingredient in its therapeutic drugs, coupled with its patented tumor-targeted delivery system.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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